WORLDPORT PROVIDES UPDATE
CHICAGO, Ill.--(BUSINESS WIRE)--May 7, 2002--Worldport Communications, Inc. (OTCBB: WRDP) today announced that its subsidiary, Worldport Ireland Limited was given notice that a petition for winding up has been filed and would be presented to the Irish High Court on behalf of Global Crossing Ireland Limited. The Company anticipates that the petition will be heard on May 13, 2002. The Company had announced in November, 2001 that it would cease operations in its Ireland based business.

Worldport Communications, Inc. also announced today that it had received a tax refund of approximately $57.6 million. Of this amount, $51 million had been recorded as a receivable on the Company's December 31, 2001 balance sheet. As discussed in the Company's Form 10-K for the year ended December 31, 2001, the Company had anticipated that it would record the remaining $6 million as a receivable in the quarter ended March 31, 2002. Receipt of this refund does not indicate that the Internal Revenue Service agrees with the positions taken by the Company in its tax returns. The refund is still subject to review by the Internal Revenue Service of the Company's 2001 tax return. The Internal Revenue Service could require the Company to return all or a portion of this refund.

In addition, the Company announced that it recently issued 1 million shares of its common stock pursuant to the terms of the purchase agreement entered into by the Company in April 2001, in connection with the Hostmark acquisition. As disclosed in the Company's Form 10-K, these shares represented the balance of the purchase price for the Hostmark companies.

Investors should review the Company's Form 10-K for the fiscal year ended December 31, 2001 for a more detailed description of the Company's current assets, liabilities and future outlook.

Notes to Investors:

This press release and the Company's Form 10-K contain certain statements of a forward-looking nature relating to future events or business performance. Any such statements that refer to Worldport's future business, operating results or other non-historical facts are forward-looking and reflect Worldport's current perspective of existing trends and information. These statements involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include the factors detailed in Worldport's Form 10-K Annual Report filed with the Securities and Exchange Commission. These statements speak as of the date of this release, and Worldport undertakes no obligation to update these statements in light of future events or otherwise.

Contact:

Worldport Communications, Inc.
     Kathleen A. Cote, 847/353-7253
     kacote@wrdp.com
     ---------------